Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Cameron Associates (212) 554-5469

alison@cameronassoc.com       www.usecology.com

US ECOLOGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Solid Fourth Quarter Drives Adjusted EBITDA to $109.0[1] Million and Adjusted EPS to $2.02

2015 Outlook Initiated with Adjusted EBITDA of $137-$143 Million on Revenue of $585-$620 Million

Boise, Idaho – February 26, 2015 – US Ecology, Inc. (NASDAQ: ECOL) (“the Company”) today reported financial results for the quarter and full year ended December 31, 2014.

Operating income for the fourth quarter of 2014 was $19.1 million, up 25% from $15.4 million in the fourth quarter last year. Adjusted EBITDA for the fourth quarter of 2014 was $31.2 million, up 54% from $20.2 million in the same period last year. Net income for the fourth quarter of 2014 was $8.7 million, or $0.40 per diluted share, down from $9.2 million, or $0.48 per diluted share, in the fourth quarter of 2013. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share declined 19% to $0.42 in the fourth quarter of 2014, down from $0.52 in the fourth quarter of 2013. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

As a result of our acquisition of EQ Holdings, Inc. (“EQ”) on June 17, 2014, we have reorganized our business into two segments as described below:

Environmental Services (“ES”) - This segment includes all of US Ecology’s legacy operations and the legacy EQ treatment and disposal facilities. It provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

Field & Industrial Services (“FIS”) - This segment includes all of the legacy EQ field and industrial services business. It provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

Total revenue for the fourth quarter of 2014 was $157.2 million, up from $59.4 million in the same quarter last year. Fourth quarter 2014 revenue includes $102.4 million from the acquired EQ businesses. Revenue for the ES segment was $97.7 million for the fourth quarter of 2014, up from $59.4 million in the fourth quarter of 2013. Revenue for the wholly-acquired FIS business segment was $59.5 million for the fourth quarter of 2014.

[1] Includes $839,000 and $6.4 million of business development expenses in Q4 2014 and year ended December 31, 2014, respectively.

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Excluding the acquired EQ operations, ES revenue decreased $4.6 million, or 8%, in the fourth quarter of 2014 compared to the same period last year on lower treatment and disposal (“T&D”) revenue. The decline in T&D revenue was primarily due to a 13% decrease in project-based Event Business, reflecting accelerated volume from remedial projects in the fourth quarter of 2013. Transportation service revenue (excluding EQ) decreased 3% compared to the fourth quarter of 2013, reflecting fewer Event Business projects utilizing the Company’s transportation and logistics services.

For the fourth quarter of 2014, gross profit was $46.2 million (including $25.2 million in gross profit from EQ), up from $23.1 million in the fourth quarter of 2013. Gross profit for the ES segment was $34.2 million in the fourth quarter of 2014, up from $23.1 million in the same quarter of 2013. Excluding the acquired EQ operations, ES gross profit was $21.0 million, down 9% from $23.1 million in the fourth quarter of 2013. T&D gross margin for the legacy US Ecology business was 48% for the fourth quarter of both 2014 and 2013. Gross profit for the wholly-acquired FIS segment, was $12.0 million in the fourth quarter of 2014.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2014 was $27.1 million compared with $7.7 million in the same quarter last year. The increase reflects $18.7 million in SG&A from the acquired EQ operations, higher labor, professional fees and expenses and higher business development expenses.

Consolidated net interest expense for the fourth quarter of 2014 was $5.2 million, up from $169,000 in the fourth quarter of 2013, reflecting interest expense on increased borrowings under the Company’s credit facility incurred to fund the EQ acquisition.

The Company’s consolidated effective income tax rate for the fourth quarter of 2014 was 36.3%, up from 36.0% for the fourth quarter of 2013. This increase primarily reflects a lower proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate as well as higher U.S. state income taxes.

“The quarter ended December 31, 2014 culminated an exceptional year for US Ecology,” commented President and Chief Executive Officer, Jeff Feeler. “The acquired EQ business performed better than expected, fueled by strength in the environmental services group and higher quality revenue in the field and industrial services segment. Recurring Base Business for the legacy US Ecology business grew 3% in the fourth quarter of 2014 compared to the fourth quarter of 2013. While the legacy US Ecology Event Business did not match an unusually strong fourth quarter in 2013, this portion of our business again delivered solid results.”

Full Year Results

Total revenue for the year ending December 31, 2014 was $447.4 million, up from $201.1 million for the year ended December 31, 2013. Revenue from the acquired EQ operations was $228.2 million in 2014. Revenue for the ES segment was $311.8 million for 2014, up from $201.1 million in 2013. Revenue for the wholly-acquired FIS segment was $135.6 million in 2014 relating entirely to the legacy EQ FIS business.

Excluding the acquired EQ operations, ES revenue increased $18.1 million or 9% in 2014 compared with 2013 reflecting a 9% increase in T&D revenue. This increase reflected a 16% increase in project-based Event Business and a 5% increase in Base Business. Transportation service revenue increased 12% compared to 2013, reflecting increased Event Business projects utilizing the Company’s transportation and logistics services.

For the year ended December 31, 2014, gross profit was $145.8 million (including $57.4 million in gross profit from EQ), up from $79.0 million for the year ended December 31, 2013. Gross profit for the ES segment was $117.5 million in 2014 while gross profit for the FIS segment was $28.3 million. Excluding the acquired EQ operations, ES gross profit was $88.4 million, up 12% from $79.0 million in 2013. T&D gross margin for the legacy US Ecology business was 49% in 2014, up from 48% in 2013.

SG&A expense for the year ended December 31, 2014 was $73.3 million, up from $26.1 million for the year ended December 31, 2013. This increase reflects $38.9 million in SG&A from the acquired EQ operations, $6.4 million in business development expenses, and higher labor and incentive compensation.

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Operating income for 2014 was $72.5 million, up 37% from $52.9 million in the 2013. Adjusted EBITDA for 2014 was $109.0 million, up 53% from $71.2 million in 2013. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Consolidated net interest expense for the year ended December 31, 2014 was $10.6 million, up from $809,000 for the year ended December 31, 2013, reflecting interest expense on increased borrowings under the Company’s credit facility incurred to fund the EQ acquisition.

The Company’s consolidated effective income tax rate for the year ended December 31, 2014 was 37.4%, up from 35.9% for the year ended December 31, 2013. This increase primarily reflects non-deductible business development expenses for the EQ acquisition as well as higher U.S. state income taxes, partially offset by a higher proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate.

Net income for the year ended December 31, 2014 was $38.2 million, or $1.77 per diluted share, up from $32.2 million, or $1.72 per diluted share, in 2013. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share increased 11% to $2.02 in 2014, up from $1.82 in 2013. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

“Exceptional growth in treatment and disposal revenue coupled with margin expansion drove record operating income, earnings and Adjusted EBITDA in our legacy US Ecology business,” commented Eric Gerratt, Executive Vice President and Chief Financial Officer. “The year also benefitted from stronger than normal seasonal strength in the acquired EQ operations after atypical weather conditions in the first half of 2014 which severely dampened results. These factors resulted in a significantly higher contribution from the acquired operations during our ownership period than originally projected.”

2015 Outlook

“Moving into 2015, market conditions and demand for our significantly expanded services are both strong,” commented Feeler. “Our Event Business pipeline continues to build as we gain visibility into the warmer weather clean-up season, and economic conditions appear to support mid-single digit growth in our Base Business.”

Based on current estimates, management is projecting 2015 revenue of $585 to $620 million, adjusted EBITDA of $137 to $143 million and earnings per diluted share between $1.76 and $1.92. The following table reconciles our Adjusted EBITDA guidance range to net income.

	For the Year Ended December 31, 2015
(in thousands)	Low	High

Net Income	$38,134	$41,516
Income tax expense	24,222	26,370
Interest expense	20,928	20,928
Interest income	(84)	(84)
Other income	(954)	(954)
Depreciation and amortization of plant and equipment	35,645	36,133
Amortization of intangible assets	13,251	13,251
Stock-based compensation	2,610	2,610
Accretion of closure & post-closure obligations	3,254	3,254
Adjusted EBITDA	$137,005	$143,024

Projections exclude any foreign currency gains or losses and business development expenses. The anticipated year-over-year decline in adjusted earnings per diluted share in 2015 reflects a full year of ownership of EQ including the seasonally slower first half, higher interest expense and a higher anticipated effective tax rate.

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Revenue guidance for 2015 includes between $345 and $370 million for the ES segment and between $240 and $250 million for the FIS segment.

“To put our guidance into perspective, assuming a full year of EQ operating results, the pro forma combined companies would have delivered approximately $615 million of revenue and pro forma Adjusted EBITDA of $120 million which includes $6.4 million of business development costs,” commented Feeler. “On a pro forma basis, the Company would have delivered approximately $1.72 in pro forma earnings per share and pro forma net income of $37.3 million. Our 2015 guidance reflects Adjusted EBITDA growth up to 13%, and adjusted EPS growth up to 12%, from these pro forma results.”

A reconciliation of pro forma Adjusted EBITDA to pro forma net income is included on slides 28 - 30 of exhibit 99.2 filed in the Form 8-K with this press release on February 26, 2015.

2015 capital spending is estimated to range from $40 to $45 million including 2014 carryover amounts. This is up from the $28.4 million spent in 2014 and reflects a full year of legacy EQ business operations. Capital expenditures for 2015 will focus on constructing additional disposal space, ongoing infrastructure upgrades and equipment replacement at our operating facilities and information system upgrades.

Dividend

On January 7, 2015, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 23, 2015. The $3.9 million dividend was paid on January 30, 2015.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, February 27, 2015 at 9 a.m. Eastern Standard Time (7:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing 866-807-9684 or 412-317-5415. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through March 11, 2015 by calling 877-344-7529 or 412-317-0088 and using the passcode 10061015. The replay will also be accessible on our website at www.usecology.com.

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About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services.  US Ecology’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Such statements may include, but are not limited to, statements about the Company's ability to effectively integrate its acquisition of EQ—The Environmental Quality Company (EQ), expected synergies from the transaction, projections of the financial results of the combined company and other statements that are not historical facts. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, changing regulatory requirements, conditions affecting the industries served by US Ecology and the acquired EQ operations, conditions affecting our customers and suppliers, competitor responses to our products and services, the overall market acceptance of such products and services, the integration and performance of acquisitions (including the acquisition of EQ) and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close, integrate and realize anticipated synergies from future acquisitions, which can be impacted by the failure of the acquired company to achieve anticipated revenues, earnings or cash flows, assumption of liabilities that exceed our estimates, potential compliance issues, diversion of management's attention or other resources from our existing business, risks associated with entering product / service areas in which we have limited experience, increases in working capital investment, unexpected capital expenditures, potential losses of key employees and customers of the acquired company and future write-offs of intangible and other assets, including goodwill, if the acquired operations fail to generate sufficient cash flows.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

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US ECOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenue
Environmental Services	$97,732	$59,360	$311,778	$201,126
Field & Industrial Services	59,442	–	135,633	–

Total	157,174	59,360	447,411	201,126

Gross Profit
Environmental Services	34,247	23,056	117,522	78,986
Field & Industrial Services	11,966	–	28,264	–

Total	46,213	23,056	145,786	78,986

Selling, General & Administrative Expenses
Environmental Services	6,901	3,301	19,422	11,826
Field & Industrial Services	6,371	–	13,668	–
Corporate	13,793	4,401	40,246	14,229

Total	27,065	7,702	73,336	26,055

Operating income	19,148	15,354	72,450	52,931

Other income (expense):
Interest income	13	8	107	19
Interest expense	(5,171)	(177)	(10,677)	(828)
Foreign currency gain (loss)	(472)	(879)	(1,499)	(2,327)
Other	93	84	669	352
Total other expense	(5,537)	(964)	(11,400)	(2,784)

Income before income taxes	13,611	14,390	61,050	50,147
Income tax expense	4,934	5,183	22,814	17,996
Net income	$8,677	$9,207	$38,236	$32,151

Earnings per share:
Basic	$0.40	$0.48	$1.78	$1.73
Diluted	$0.40	$0.48	$1.77	$1.72

Shares used in earnings per share calculation:
Basic	21,571	19,171	21,537	18,592
Diluted	21,673	19,281	21,655	18,676

Dividends paid per share (1)	$0.18	$0.18	$0.72	$0.54

(1) First quarter 2013 dividend was accelerated and paid in December 2012

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US ECOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2014	December 31, 2013
Assets

Current Assets:
Cash and cash equivalents	$22,971	$73,940
Receivables, net	135,261	43,636
Prepaid expenses and other current assets	11,984	3,612
Income tax receivable	6,181	–
Deferred income taxes	2,813	1,340
Total current assets	179,210	122,528

Property and equipment, net	227,684	114,859
Restricted cash and investments	5,729	4,097
Intangible assets, net	278,667	36,832
Goodwill	217,172	21,693
Other assets	11,308	547
Deferred income taxes	85	–
Total assets	$919,855	$300,556

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$24,513	$7,277
Deferred revenue	13,190	8,870
Accrued liabilities	35,524	8,691
Accrued salaries and benefits	13,322	6,957
Income tax payable	4,124	4,428
Current portion of closure and post-closure obligations	5,359	949
Current portion of long-term debt	3,828	–
Total current liabilities	99,860	37,172

Long-term closure and post-closure obligations	67,511	16,519
Long-term debt	390,825	–
Other long-term liabilities	4,336	69
Unrecognized tax benefits	–	480
Deferred income taxes	105,986	14,778
Total liabilities	668,518	69,018

Contingencies and commitments

Stockholders’ Equity
Common stock	216	215
Additional paid-in capital	165,524	162,830
Retained earnings	93,301	70,597
Treasury stock	(18)	(319)
Accumulated other comprehensive loss	(7,686)	(1,785)
Total stockholders’ equity	251,337	231,538
Total liabilities and stockholders’ equity	$919,855	$300,556

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US ECOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Year Ended December 31,
	2014	2013
Cash Flows From Operating Activities:
Net income	$38,236	$32,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	24,413	14,815
Amortization of intangible assets	8,207	1,461
Accretion of closure and post-closure obligations	2,656	1,241
Unrealized foreign currency loss	2,427	2,789
Deferred income taxes	2,035	(2,637)
Share-based compensation expense	1,250	865
Unrecognized tax benefits	(480)	13
Net loss on sale of property and equipment	421	170
Amortization of debt discount	74	–
Changes in assets and liabilities:
Receivables	(4,400)	(10,408)
Income tax receivable	(1,798)	–
Other assets	116	(403)
Accounts payable and accrued liabilities	(2,878)	1,673
Deferred revenue	1,890	5,197
Accrued salaries and benefits	771	(424)
Income tax payable	(389)	4,091
Closure and post-closure obligations	(1,182)	(955)
Net cash provided by operating activities	71,369	49,639

Cash Flows From Investing Activities:
Business acquisition, net of cash acquired	(460,874)	–
Purchases of property and equipment	(28,434)	(21,373)
Proceeds from sale of short term investments	654	–
Proceeds from sale of property and equipment	201	168
Proceeds from sale of restricted cash and investments	1,023	5,263
Purchases of restricted cash and investments	(1,060)	(5,249)
Net cash used in investing activities	(488,490)	(21,191)

Cash Flows From Financing Activities:
Proceeds from term loan	413,962	–
Proceeds from stock option exercises	1,542	2,461
Proceeds from public offering (net of issuance costs of $5,229)	–	96,431
Deferred financing costs paid	(14,001)	(235)
Dividends paid	(15,532)	(9,978)
Payments on term loan	(19,384)	–
Payments on reducing revolving line of credit	–	(54,500)
Proceeds from reducing revolving line of credit	–	9,500
Other	206	(1)
Net cash provided by financing activities	366,793	43,678

Effect of foreign exchange rate changes on cash	(641)	(306)

Increase (decrease) in cash and cash equivalents	(50,969)	71,820

Cash and cash equivalents at beginning of period	73,940	2,120

Cash and cash equivalents at end of period	$22,971	$73,940

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EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

·	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
·	Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
·	Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
·	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
·	although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three months and year ended December 31, 2014 and 2013:

(in thousands)	Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013

Net Income	$8,677	$9,207	$38,236	$32,151
Income tax expense	4,934	5,183	22,814	17,996
Interest expense	5,171	177	10,677	828
Interest income	(13)	(8)	(107)	(19)
Foreign currency (gain)/loss	472	879	1,499	2,327
Other income	(93)	(84)	(669)	(352)
Depreciation and amortization of plant and equipment	7,682	4,023	24,413	14,815
Amortization of intangible assets	2,974	369	8,207	1,461
Stock-based compensation	382	264	1,250	865
Accretion and non-cash adjustments of closure & post-closure obligations	981	187	2,656	1,114
Adjusted EBITDA	$31,167	$20,197	$108,976	$71,186

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EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses (“Foreign Currency Gain/Loss”) plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2014 and 2013:

	Three Months Ended December 31,				For the Year Ended December 31,
	2014		2013		2014		2013
		per share		per share		per share		per share
Net income / earnings per diluted share	$8,677	$0.40	$9,207	$0.48	$38,236	$1.77	$32,151	$1.72

Business development costs, net of tax	514	0.02	228	0.01	4,851	0.22	254	0.01
Non-cash foreign currency (gain)/loss, net of tax	77	–	684	0.03	700	0.03	1,597	0.09

Adjusted net income / adjusted earnings per diluted share	$9,268	$0.42	$10,119	$0.52	$43,787	$2.02	$34,002	$1.82

Shares used in earnings per diluted share calculation	21,673		19,281		21,655		18,676

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